UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 29, 2015
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter 2014 and year 2014 results was made February 26, 2014 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Third Quarter 2015 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 30, 2015	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Third Quarter 2015 Results

Joel Hatlen	SM Berger & Company, Inc.
Vice President and Chief Financial Officer	Andrew Berger
Data I/O Corporation 6645 185th Ave. NE, Suite 100	Managing Director (216) 464-6400
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Third Quarter 2015 Results

Third Quarter Demand from Automotive Electronics Customers Remained Strong;
Company Reports Wins from Programming Centers and Wireless Customers

Redmond, WA, Thursday, Oct. 29 2015 – – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the third quarter ended September 30, 2015.

Third-Quarter 2015 Highlights (on a year-over-year basis unless noted):

•         Net sales of $6.2 million

•         On a constant currency basis, net sales were up 4.6%

•         Net income of $439,000, or $0.05 per diluted share

•         Adjusted EBITDA, excluding equity compensation, was $645,000

•         Bookings of $5.9 million

•         Shipped first PSV7000 with LumenX™ programming technology to a leading European automotive electronics manufacturer

•         Sold multiple PSV3000 systems to a top-10 Chinese wireless company

“The 2015 third quarter further demonstrates the success we are having executing our business plan as our PSV product line continues to win in the marketplace,” said Anthony Ambrose, President and CEO.  “During the third quarter the PSV7000 increased its market share with automotive customers, we shipped multiple PSV3000 systems to a top-10 Chinese wireless company, and we won additional business at a global EMS company for our PSV5000.”

“We enhanced our PSV7000 product line with the announcement of our new LumenX programming technology and shipped our first systems in the third quarter.  The PSV7000 with LumenX technology is a market leading programming system that combines the PSV7000’s superior handling and control capabilities with LumenX’s revolutionary programming technology.  The PSV7000 with LumenX is up to five times faster than competing forms of programming and duplicating technology and significantly reduces customers total cost of programming.”

Financial Results

Net sales in the third quarter of 2015 were $6.2 million compared with $6.2 million in the third quarter of 2014 and up 24% sequentially from $5.0 million in the second quarter of 2015.  The 0.9% year-over- year decrease in sales was primarily a result of unfavorable foreign currency translation during the quarter, offset in part by higher equipment and consumables sales.  Net sales for the 2015 nine-month period increased 2.3% to $17.0 million from $16.6 million for the same period last year.  Unfavorable foreign currency translation of the U.S. Dollar compared to the Euro negatively impacted 2015 year-to-date sales, compared to the same period one year ago, by approximately $1 million.

For the 2015 third quarter, gross margin as a percentage of sales was 51.5%, compared to 54.6% in the third quarter of 2014.  The decrease in gross margin, as a percentage of sales, was primarily due to the impact of foreign currency exchange rates, and product and channel mix.  For the 2015 nine month period, gross margin was 51.4% compared to 53.6% in the same period last year.

Net income in the third quarter of 2015 was $439,000, or $0.05 per diluted share, compared with net income of $646,000 or $0.08 per diluted share, in the third quarter of 2014.  During the 2015 third quarter, the company recognized approximately $90,000 of one-time expenses associated with relocating its corporate headquarters.  Year-to-date, net income was $589,000, or $0.07 per diluted share, compared to $750,000, or $0.09 per diluted share for the same period last year.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $552,000 in the third quarter of 2015, compared to $728,000 in the third quarter of 2014.  Adjusted EBITDA excluding equity compensation was $645,000 in the third quarter of 2015, compared to $818,000 in the third quarter of 2014. Year-to-date, EBITDA was $925,000, compared to $1.1 million for the same period last year. Adjusted EBITDA excluding equity compensation was $1.3 million, compared to $1.4 million for the same period last year.

Bookings in the third quarter of 2015 were $5.9 million, compared to $5.4 million in the third quarter of 2014 and $5.1 million in the second quarter of 2015.  Backlog at September 30, 2015 was $1.6 million, compared to $2.0 million at September 30, 2014 and $1.9 million at June 30, 2015.  Deferred revenue was $1.1 million at September 30, 2015, compared to $1.8 million at September 30, 2014, and $1.0 million at June 30, 2015.

Mr. Ambrose continued: “I am encouraged with our financial and competitive performance through the first nine months of 2015, despite severe headwinds from unfavorable currency exchange rates, and lower demand from Latin American customers.  We have overcome these challenges through a revamped product line that includes a full offering of market leading programming systems and technologies.  Strong demand from automotive electronics customers continued as a result of larger, more sophisticated programming requirements for instrument clusters and infotainment systems as well as overall strong demand for automotive electronics worldwide.  Data I/O has a strong and growing market presence driven by our product line of offline automated programming systems, ability to provide local service and engineering support to customers globally, and our solid balance sheet, which at September 30, 2015 had $9.0 million of cash and no debt outstanding."

The Company is planning on attending the LD Micro Conference on December 3, 2015 at the Luxe Hotel in Los Angeles.  For more information on the conference visit: www.ldmicro.com.

Conference Call Information

A conference call discussing the third quarter ended September 30, 2015 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (888) 276-0006, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (800) 475-6701, access code: 371878.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, wireless, consumer electronics, industrial controls, medical, and military/aerospace markets.  Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board.  Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life.  These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Sales	$6,159	$6,213	17,019	$16,631
Cost of goods sold	2,990	2,822	8,270	7,723
Gross margin	3,169	3,391	8,749	8,908
Operating expenses:
Research and development	1,188	1,217	3,530	3,539
Selling, general and administrative	1,505	1,444	4,457	4,588
Provision for business restructuring	-	-	-	13
Total operating expenses	2,693	2,661	7,987	8,140
Operating income	476	730	762	768
Non-operating income (expense):
Interest income	30	50	88	122
Foreign currency transaction gain (loss)	(50)	(139)	(237)	(113)
Total non-operating income (expense)	(20)	(89)	(149)	9
Income before income taxes	456	641	613	777
Income tax (expense) benefit	(17)	5	24	(27)
Net income	$439	$646	$589	$750

Basic earnings per share	$0.06	$0.08	$0.07	$0.10
Diluted earnings per share	$0.05	$0.08	$0.07	$0.09
Weighted-average basic shares	7,930	7,846	7,896	7,816
Weighted-average diluted shares	8,042	7,980	8,055	7,922

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	September 30, 2015	December 31, 2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,995	$9,361
Trade accounts receivable, net of allowance for
doubtful accounts of $95 and $93, respectively	5,139	4,109
Inventories	3,623	4,445
Other current assets	311	426
TOTAL CURRENT ASSETS	18,068	18,341

Property, plant and equipment – net	973	926
Other assets	63	65
TOTAL ASSETS	$19,104	$19,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$994	$968
Accrued compensation	1,476	1,756
Deferred revenue	1,087	1,801
Other accrued liabilities	651	640
Accrued costs of business restructuring	-	113
TOTAL CURRENT LIABILITIES	4,208	5,278

Long-term other payables	380	183

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,930,867 shares as of September 30,
2015 and 7,861,141 shares as of December 31, 2014	18,964	18,704
Accumulated earnings (deficit)	(5,354)	(5,943)
Accumulated other comprehensive income	906	1,110
TOTAL STOCKHOLDERS’ EQUITY	14,516	13,871
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,104	$19,332

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
(in thousands)
Net Income	$439	$646	$589	$750
Interest (income) expense	(30)	(50)	(88)	(122)
Taxes	17	(5)	24	27
Depreciation and amortization	126	137	400	457
EBITDA earnings	$552	$728	$925	$1,112

Equity Compensation	93	90	330	300
Restructure charge	-	-	-	13
Adjusted EBITDA earnings excluding equity compensation and restructure charge	$645	$818	$1,255	$1,425